As filed with the Securities and Exchange Commission on August 6, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Momenta Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3561634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 West Kendall Street
Cambridge, Massachusetts  02142
(617) 491-9700
(Address of Principal Executive Offices) (Zip Code)

Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan
(Full title of the plan)

Bruce A. Leicher
Momenta Pharmaceuticals, Inc.
675 West Kendall Street
Cambridge, Massachusetts  02142
(Name and address for agent for service)

(617) 491-9700
(Telephone number, including area code, of agent for service)

Copy to:

Peter N. Handrinos

Latham & Watkins LLP

John Hancock Tower, 20th Floor

200 Clarendon Street

Boston, Massachusetts 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share	9,823,488 (2)	$16.253 (3)	$159,661,151.00	$21,778.00

(1)          This Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share, of Momenta Pharmaceuticals, Inc. (“Common Stock”) that become issuable under the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Common Stock.

(2)          Represents 9,823,488 shares of Common Stock available for future issuance under the 2013 Plan, which number consists of (i) 3,300,000 shares of Common Stock, plus (ii) the number of shares of Common Stock subject to any option or stock appreciation right granted under the Registrant’s Amended and Restated 2002 Stock Incentive Plan or the Registrant’s 2004 Stock Incentive Plan (together, the “Prior Plans”) on or prior to December 31, 2012 that is forfeited, expires or is settled in cash after the effective date of the 2013 Plan, to the extent of such forfeiture, expiration or settlement in cash, plus (iii) 1.35 shares of Common Stock multiplied by the number of shares of Common Stock subject to any award granted under a Prior Plan on or prior to December 31, 2012 other than an option or stock appreciation right that is forfeited, expires or is settled in cash after the effective date of the 2013 Plan, to the extent of such forfeiture, expiration or settlement in cash; provided, however, that the number of shares of Common Stock which become available for issuance under the 2013 Plan pursuant to clauses (ii) and (iii) above may not exceed an aggregate of 6,523,488.

(3)          The proposed maximum offering price per share has been estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on August 2, 2013, because the price at which the awards to be granted in the future may be exercised is not currently determinable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to participants under the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registrant is not required to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)         The Registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b)         All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

(c)          The description of the securities contained in the Registrant’s registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Item 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Under no circumstances will any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such Indemnitee is or was, or has agreed to become, a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of such Indemnitee in connection with such action, suit or proceeding, and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless, and only to the extent, that the Court of Chancery shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery shall deem proper.

The indemnification provisions contained in the Registrant’s certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

In addition, the Registrant maintains insurance on behalf of its directors and executive officers insuring them against certain liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

4.1(1)	Third Amended and Restated Certificate of Incorporation of the Registrant

4.2(2)	Second Amended and Restated By-laws of the Registrant

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1(3)	Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan

99.2(4)	Form of Stock Option Agreement pursuant to the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan

99.3(5)	Form of Restricted Stock Agreement pursuant to the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan

(1)           Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3 filed on April 30, 2013 and incorporated herein by reference.

(2)           Filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 filed on March 11, 2004 and incorporated herein by reference.

(3)           Filed as Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 22, 2013 and incorporated herein by reference.

(4)           Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2013 and incorporated herein by reference.

(5)           Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 13, 2013 and incorporated herein by reference.

Item 9.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: Paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on August 6, 2013.

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Craig A. Wheeler
Name: Craig A. Wheeler
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Craig A. Wheeler, Bruce A. Leicher and Richard P. Shea, or each of them singly, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Craig A. Wheeler	President, Chief Executive Officer and Director	August 6, 2013
Craig A. Wheeler	(Principal Executive Officer)

/s/ Richard P. Shea	Senior Vice President and Chief Financial Officer	August 6, 2013
Richard P. Shea	(Principal Financial and Accounting Officer)

/s/ James Sulat	Chairman of the Board and Director	August 6, 2013
James Sulat

/s/ John K. Clarke	Director	August 6, 2013
John K. Clarke

/s/ Marsha H. Fanucci	Director	August 6, 2013
Marsha H. Fanucci

/s/ Peter Barton Hutt	Director	August 6, 2013
Peter Barton Hutt

/s/ Bruce Downey	Director	August 6, 2013
Bruce Downey

/s/ Thomas Koestler	Director	August 6, 2013
Thomas Koestler

/s/ Bennett M. Shapiro	Director	August 6, 2013
Bennett M. Shapiro

/s/ Elizabeth Stoner	Director	August 6, 2013
Elizabeth Stoner

INDEX TO EXHIBITS

Exhibit Number	Description

4.1(1)	Third Amended and Restated Certificate of Incorporation of the Registrant

4.2(2)	Second Amended and Restated By-laws of the Registrant

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1(3)	Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan

99.2(4)	Form of Stock Option Agreement pursuant to the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan

99.3(5)	Form of Restricted Stock Agreement pursuant to the Momenta Pharmaceuticals, Inc. 2013 Incentive Award Plan

(1)           Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-3 filed on April 30, 2013 and incorporated herein by reference.

(2)           Filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 filed on March 11, 2004 and incorporated herein by reference.

(3)           Filed as Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 22, 2013 and incorporated herein by reference.

(4)           Filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 13, 2013 and incorporated herein by reference.

(5)           Filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 13, 2013 and incorporated herein by reference.